PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated May 10, 2007)	Registration Statement No. 333-142820

Lexington Realty Trust

17,823,195 Common Shares of Beneficial Interest

This prospectus supplement no. 2 supplements and amends the prospectus dated May 10, 2007 (as supplemented and amended by prospectus supplement no. 1 dated June 13, 2007) relating to the resale from time to time of common shares that we may issue to holders named in the prospectus dated May 10, 2007, in the prospectus supplement no. 1 dated June 13, 2007 and in this prospectus supplement of The Lexington Master Limited Partnership’s 5.45% Exchangeable Guaranteed Notes due 2027 upon the exchange or redemption of the notes.

This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated May 10, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in those documents.

Our common shares are listed on the New York Stock Exchange under the symbol “LXP”. On July 16, 2007, the last reported sale price of our common shares on the New York Stock Exchange was $21.10 per share.

Investing in our common shares involves risks. See “Risk Factors” referred to on page 5 of the prospectus dated May 10, 2007, as well as in the documents incorporated by reference into the prospectus, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2007.

SELLING SHAREHOLDERS

The information appearing in the table below supplements and supersedes the information with respect to such selling shareholders in the table appearing under the heading “Selling Shareholders” in the prospectus dated June 13, 2007. The information is based solely on information provided to us by or on behalf of the selling shareholders on or prior to July 17, 2007 in Selling Security Holder Notices and Questionnaires. The number of common shares issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 39.6071 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events. The selling shareholders may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholders upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering(4)	Percentage of Shares Beneficially Owned After the Offering(3)
CSS, LLC(5)	158,428	*	158,428	0	*
Lehman Brothers, Inc.(6)	178,232	*	178,232	0	*
PNC Equity Securities(7)	118,821	*	118,821	0	*

*	Less than one percent.
(1)	Based on information available to us as of June 11, 2007 in Selling Security Holder Notices and Questionnaires delivered by the selling shareholders.
(2)

The number of common shares issuable upon the exchange or redemption of the notes assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 39.6071 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events.

(3)	Based on a total of 66,247,787 shares of our common stock outstanding as of June 8, 2007.
(4)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus.
(5)	Nicholas D. Schoewe and Clayton A. Strave exercise voting and/or dispositive powers with respect to these securities.
(6)	Lehman Brothers, Inc. is a publicly held company.
(7)	PNC Equity Securities LLC is a wholly-owned subsidiary of the PNC Financial Services Group, Inc., a publicly held company.